Exhibit 10.47

March 10, 2011

Mr. H. Scott Kirkpatrick, Jr.

13 Donizetti Street

Wellesley, MA 02482

Re:      Good Reason Process Extension

Dear Scott:

This letter refers to the Executive Employment Agreement dated as of November 30, 2009 (the “Employment Agreement”) between you and The Princeton Review, Inc. (the “Company”). Capitalized terms used and not defined in this letter shall have the meanings ascribed to those terms in the Employment Agreement.

As you know, the Company has announced that Michael Perik has resigned his position as Chief Executive Officer effective March 8, 2011. The Company has also announced that it has hired John Connolly as an interim CEO while it searches for a permanent CEO to replace Mr. Perik. Under your Employment Agreement, Michael Perik ceasing to be the Chief Executive Officer of the Company constitutes Good Reason. In order to reinforce and encourage your continued attention and dedication to your duties to the Company in the face of such a potentially disturbing circumstance, and in order to give both you and the Company sufficient time to hire a permanent CEO and allow you and the new CEO to get to know one another to determine whether you each believe in the Company’s future strategic direction and that you will have a constructive working relationship, the Company hereby agrees to amend certain notice periods within the Good Reason Process with respect to Mr. Perik’s resignation, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

1. Good Reason Condition Notice. The Company acknowledges that Mr. Perik’s resignation constitutes Good Reason, and that it shall not remedy the condition within 30 days, and that you shall not have to give the Company written notice that such condition has occurred.

2. Extension of Period for Good Reason Termination. Notwithstanding the provisions of Section 7(a)(iii)(v), you shall have one year from the date of commencement of employment of a permanent CEO of the Company as contemplated above to terminate your employment for Good Reason as a result of Mr. Perik’s resignation. Notwithstanding the foregoing, in the event a permanent CEO has not commenced employment on or before December 31, 2011, or in the event Mr. Connolly is named as the Company’s permanent CEO, then you shall have until March 1, 2012 to terminate your employment for Good Reason as a result of Mr. Perik’s resignation. You agree to provide the Company with at least 30 days written notice prior to any such termination.

H. Scott Kirkpatrick, Jr.

March 10, 2011

3. Waiting Period. In consideration of the Company’s willingness to extend the period for you to terminate your employment for Good Reason, you agree that you may not and will not terminate your employment for Good Reason based upon Mr. Perik’s resignation prior to August 5, 2011, and you will provide the Company with at least 30 days written notice prior to any such termination. Nothing in this Section 3 is intended to prevent you from terminating your employment for any other reason, nor for Good Reason other than as a result of Mr. Perik’s resignation.

4. No other Amendment. All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

5. Miscellaneous.

(a) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws of such state.

(b) This Agreement may be executed in counterpart and may be amended only by a written instrument executed by you and the Company.

Please acknowledge your agreement with the foregoing by executing this Agreement where indicated below and returning it to the Company.

Sincerely,

THE PRINCETON REVIEW, INC.

By:	/s/ John M. Connolly
John M. Connolly
Chief Executive Officer

CONFIRMED AND AGREED

/s/ H. Scott Kirkpatrick, Jr.
H. Scott Kirkpatrick, Jr.

March 10, 2011